EXHIBIT 10.18

THIS EMPLOYMENT AGREEMENT is as of the 1st day of February, 2016

BETWEEN:

PIVOT PHARMACEUTICALS INC., a corporation incorporated pursuant to the laws of the Province of British Columbia and having an address of Suite 300, 1275 West 6th Avenue, Vancouver, B.C., Canada, V6C 1V5

(the "Employer")

AND:

Moira Ong, an individual having an address of 2392 Lawson Avenue, West Vancouver, B.C., Canada V7V 2E6

(the "Employee")

WHEREAS:

A.	The Employer is a specialty pharmaceutical company engaged in the acquisition and licensing of health and pharmaceutical products (the "Business");

B.	The Employee has represented that the Employee has skills and expertise that are required by the Employer for its operations;

C.	The Employer wishes to obtain and the Employee wishes to provide services to the Employer on the terms and conditions contained herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the parties confirm and agree that the Employee's employment with the Employer is subject to the terms and conditions of this Agreement and are as follows:

ARTICLE 1 – EMPLOYMENT

1.1 Effective the date of this Agreement (the "Start Date"), the Employee will report to the President & Chief Executive Officer (CEO) of the Company and serve as the Chief Financial Officer of the Employer (the "CFO") as more fully described in Schedule A to this Agreement, and will perform the duties set out in Schedule A. In carrying out these duties and responsibilities, the Employee shall comply with all reasonable instructions as may from time to time be given by the CEO and/or the Company's Board of Directors (the "Board").

1.2 Start Date is defined as February 1st, 2016.

1

1.3 Term is for a period of two (2) years from Start Date.

1.4 The Employee represents that her employment with the Employer does not violate any contractual provisions enforceable against the Employee and that the Employee's authority to enter into this Agreement is not restricted by any agreement between the Employee and any other party. The Employee agrees to indemnify the Employer from damage, loss, liability, cost or expense, including reasonable legal fees and expenses, caused in whole or in part by the breach by the Employee of this covenant.

1.5 The Employee recognizes and understands that in performing the duties and responsibilities of the Employee's employment as provided in this Agreement, the Employee will occupy a position of high fiduciary trust and confidence pursuant to which the Employee will develop and acquire wide experience and knowledge with respect to all aspects of the manner in which the Employer's business is conducted. Without limiting the generality of the foregoing, the Employee shall observe the highest standards of loyalty, good faith and avoidance of conflicts of duty and self-interest. It is the intent and agreement of the Employee and of the Employer that such knowledge and experience shall be used solely and exclusively in furtherance of the business interests of the Employer.

1.6 During the Employee's employment with the Employer, the Employee will:

(a)	well and faithfully serve the Employer and use the Employee's best efforts to promote the best interests of the Employer;

(b)	unless prevented by ill health or injury, devote the whole of the Employee's working time and attention to the business of the Employer;

(c)

with the exception of the Employee's existing involvement with Pivot Pharmaceuticals Inc. and Jem Business Services Inc., the Employee will not, without the prior written consent of the Employer, engage in any other business, profession or occupation, or become an officer, employee, contractor for service, agent or representative of any other company, partnership, firm, person, organization or enterprise where that engagement or position conflicts with, or could reasonably conflict with at some future date, or interferes with, or could reasonably interfere with at some future date, the performance of the Employee's duties and obligations to the Employer; and

(d)	comply with the Employer's policies and procedures, as may be amended from time to time.

ARTICLE 2– SERVICE

2.1 During the term of the employment, the Employee shall devote herself to the Business of the Employer.

2.2 The Employee is employed as an Exempt employee by the Employer and will work for at least 30 hours per week. It is understood by the parties that the hours of work involved will vary and may be irregular and exceed the minimum number of hours outlined in Section 2.2. The Employee agrees to work such hours as necessary to fulfill her obligations pursuant to this Agreement, within reason.

2

ARTICLE 3 – CONFIDENTIAL INFORMATION

3.1 The Employee acknowledges that in the performance of her obligations hereunder, he will acquire information about certain matters which are confidential to the Employer and which information is the exclusive property of the Employer, including but without limiting:

(a)	supplier lists;

(b)	pricing policies;

(c)	records and statistics;

(d)

any secret or trade secret or know-how of the Employer or any information relating to the Employer or to any person, firm or other entity with which the Employer does business which is not known outside of the Employer;

(e)	sales and promotional policies;

(f)	any information, process or idea not generally known outside of the Employer;

(g)	financial information about the Employer;

(h)	confidential personal remuneration and benefits and policies;

(i)	programs, systems, packages, or software products or documentation thereof and other intellectual property rights of the Employer; and

(j)	information about the Employer's customers or clients, its members or business partners;

(all of the foregoing herein referred to as "Confidential Information" including such information as a director, officer or senior employee of the Employer may from time to time indicate to the Employee as being included in the expression "Confidential Information").

3.2 The Employee acknowledges that such Confidential Information could be used to the detriment of the Employer. Accordingly, the Employee undertakes to treat all such Confidential Information confidentially and agrees not to disclose such information to any person, firm, association or corporation, assist any third party to do so or use such information for any purpose other than for the benefit of the Employer.

3

3.3 The Employee acknowledges that the Employer's suppliers, customers and clients may require the Employer, on its own behalf or on the behalf of its employees, to agree to various non-disclosure and confidentiality covenants regarding information supplied to the Employer by such third parties. The Employee agrees to comply with all such terms and conditions of such covenants and further agrees to indemnify the Employer from any damage, loss, liability, costs or expenses (including reasonable legal fees and expenses), caused in whole or in part by the breach by the Employee of this covenant.

3.4 Any discoveries, ideas and suggestions, improvements or inventions of any character pertaining to the industry, or coming within the scope of the Business of the Employer, made or developed by the Employee while in the employ of the Employer, whether or not conceived or made during her regular working hours, or whether or not the Employee is specifically instructed to make or develop the same, shall be for the benefit of the Employer and shall be considered to have been made under and by virtue of this contract and shall immediately become the property of the Employer.

3.5 The Employee will treat as confidential any knowledge of the Employer's formulae, specifications or secret processes or other Confidential Information he may acquire in the course of her employment and he will not, while in the employ of the Employer or at any time after the termination of her employment, divulge any information with respect to any formulae, specifications, methods or processes or other Confidential Information of the Employer or with respect to any other matter of a secret nature which may have come into her possession while in the employ of the Employer, or publish or cause to be published, or otherwise utilize, any subject-matter, except, however, as he may be authorized so to do in writing by the Board of Directors of the Employer.

ARTICLE 4 – REMUNERATION AND BENEFITS

4.1 In consideration of the Employee's performance of the obligations contained herein the Employer shall, in accordance with its normal practices, pay to the Employee the remuneration and provide such benefits as set forth in 0B to this Agreement.

4.2 In addition to the remuneration set forth in 0 B, the Employee shall be entitled to paid vacation of four weeks per annum. Vacation shall be taken at such time or times as is mutually determined. Vacation time is earned in proportion to the amount of the year worked.

4.3 The parties acknowledge and agree that any amounts to which the Employee is entitled to hereunder shall be less such deductions or amounts to be withheld as required by applicable law and regulations.

ARTICLE 5 – EMPLOYER'S PROPERTY

5.1 The Employee understands and agrees that all items including, without limitation, programs, software, documentation, equipment, vehicles, books, manuals, records, files, customer lists, materials, reports and items of any and every kind or nature furnished, or which in the absolute discretion of the Employer may from time to time be furnished to the Employee by the Employer or created by the Employee pursuant to this Agreement shall remain and be considered the exclusive property of the Employer at all times, and shall be returned, together with all copies and/or other reproductions thereof, to the Employer in good condition promptly upon the request of the Employer at any time during the term of this Agreement, and forthwith upon the termination, for any reason, of this Agreement. Upon termination of employment, the Employee will acknowledge and confirm, in writing, compliance with this provision.

5.2 The Employee acknowledges that each and every item of work product which relates in any way to the business of the Employer created by the Employee during the period of her employment with the Employer, whether created by the Employee during office hours or non-office hours and whether or not created using the Employer's equipment, supplies or software, is and shall remain and be considered the exclusive property of the Employer. Work product shall include but not be limited to trademarks, service marks, logos, trade names, copyrighted or copyrightable material, patents or patentable material and designs of a commercial nature without limitation. If any writings or works of design or authorship are not by operation of law works made for hire, the Employee hereby assigns to the Employer the ownership of all rights of copyright and all other proprietary rights in such items and the Employer shall have the right to obtain and hold in its own name rights of copyright, copyright registrations, trademark and trade name registrations and similar protection which may be available in the works.

ARTICLE 6 – RESTRICTED ACTIVITIES

6.1 Any specific Employer transactions including product or company acquisitions, and licensing arrangements which the Employer is actively pursuing while the Employee is in the Employment of the Employer shall be deemed Confidential Information and the Employee will be restricted from pursuing such transactions for a period of three years after the end of the Employee's employment.

4

ARTICLE 7 – TERMINATION

7.1 Subject to Article 7.2 below, the Employer may terminate the Employee's employment at any time without cause by providing the Employee a period of notice of termination of employment of six (6) months or such notice and payment as may be required by the Employment Standards Act, if any, whichever is greater. For greater certainty, if the Employee is terminated without cause, the Employee will receive a cash severance payment of six (6) months of annual salary.

7.2 If the Employer terminates the Employees' employment without cause after a Triggering Event (as defined below), then, at the option of the Employee, exercisable at any time within three (3) months after the date of the Triggering Event, the Employee may:

(a)	elect to continue to be employed by the Employer in accordance with the terms of this agreement or any agreed to replacement contract, or

(b)

give thirty (30) days notice in writing to the Employer that this agreement or any agreed to agreement has been terminated, in which event the Employer will pay to the Employee, a cash severance payment equal to 24 months of annual salary.

(c)	For the purpose of this Article 7.2, "Triggering Event" is defined as:

(i)	a take-over bid (as defined in the Securities Act (British Columbia)) which is successful in acquiring Common shares of the Company;

(ii)	a change of control of the Board, which includes, but is not limited to:

A.	the election by the shareholders of the Company at any annual or special general meeting, of less than a majority of the persons nominated for election by management of the Company;

B.

the election by the shareholders of the Company at any annual or special general meeting of less than a majority of the persons nominated for election by the Company's then-incumbent board of directors; or

C.	the purchase or acquisition of shares of the Company and/or securities (the "Convertible Securities") convertible into shares of the Company or carrying rights to acquire shares of the Company, as a result of which a person, group of persons or persons acting jointly or in concert (collectively the "Holder") beneficially own or exercise control or direction over shares of the Company and/or Convertible Securities such that, assuming only the conversion of the Convertible Securities beneficially owned by the Holders, entitle them to cast more than fifty percent (50%) of the votes attaching to all of the shares of the Company which may be cast to elect directors;

(iii)	the sale of all or substantially all the assets of the Company;

(iv)	the sale, exchange or other disposition of a majority of the outstanding shares of the Company in a single or series of related transactions;

(v)	the termination of the Company's business or the liquidation of its assets; or

(vi)

the merger or amalgamation or other corporate restructuring of the Company in a transaction or series of transactions in which the Company's shareholders receive less than 51 percent of the outstanding shares of the new or continuing corporation.

5

7.3 It is acknowledged and agreed that the Employer may, at its sole option, elect to pay the Employee's salary over the course of the notice period in lieu of any notice required by this Agreement. The Employer represents and guarantees that the amounts payable pursuant to Articles 7.1, 7.2 or 7.3 herein shall not be less than that required pursuant to the notice and severance pay provisions of the Employment Standards Act, if any, provided that all such payments pursuant to the Employment Standards Act shall be deemed to be payments on account of amounts owing pursuant to Articles 7.1, 7.2 or 7.3 herein.

7.4 The Employee may terminate the Employee's employment with the Employer at any time, upon giving not less than thirty (30) days notice in writing to the Employer on the express condition that the Employer may waive any additional notice in excess of that required by the Employment Standards Act.

7.5 In the event of the death of the Employee before the expiration of the notice periods referred to in Articles 7.1, 7.2 and 7.3, the Employer shall have no further obligation to make any payments whatsoever except as may be required by the Employment Standards Act.

7.6 Upon termination of the employment, the Employer shall cooperate fully with the Employee should the Employee wish to convert to individual coverage any life insurance policies which the Employer maintained on the life of the Employee. At the request of the Employee the Employer shall provide any and all information in its possession with respect to any such plan that may assist the Employee in converting any such policy to individual coverage. The Employer shall maintain the Employee as a member of any health and/or dental group plan which existed on the date of such termination for the Notice Period, provided the plan permits such continuation and provided the Employee pays her individual premiums from the date of termination.

7.7 Notwithstanding anything to the contrary contained herein, the employment of the Employee may, at the option of the Employer, be terminated by the Employer, without notice or payment in lieu thereof, for cause. For the purpose of this Agreement "cause" shall include without limitation:

(1)	any breach of the provisions in Articles 3, 6 and 8 of this Agreement by the Employee,

(2)	repeated violation of instructions or publicized rules of the Employer,

(3)	any other conduct of the Employee that is recognized as just cause under the law of British Columbia.

7.8 Notwithstanding anything to the contrary contained herein, the employment of the Employee may, at the option of the Employee, be terminated by the Employee, without further notice, if the Employer shall breach any of the provisions in Article 4 of this agreement and shall have failed to cure such breach within five days after receipt by the Employer of a notice from the Employee asking the Employer to cure such breach.

7.9 The parties understand and agree that the giving of notice or the payment of severance pay by the Employer to the Employee upon termination shall not prevent the Employer from alleging cause.

HUMAN RIGHTS CODE

7.10 The Employer agrees that it will respect the Employee's right to equal treatment with respect to this Agreement without discrimination because of race, ancestry, place of origin, color, ethnic origin, citizenship, creed, sex, age, sexual orientation, record of offenses, marital status, family status or handicap in accordance with the British Columbia Human Rights Code.

7.11 The Employee agrees to respect the rights of all other employees and agrees to equal treatment with respect to employment without discrimination because of race, ancestry, place of origin, color, ethnic origin, citizenship, creed, sex, age, sexual orientation, record of offenses, marital status, family status or handicap in accordance with the British Columbia Human Rights Code.

ARTICLE 8 – SURVIVAL OF PROVISIONS

8.1 Notwithstanding any termination of this Agreement, and irrespective of the reasons for such termination, the provisions of Article 3, Article 5, Article 6 and 0 shall survive such termination and remain in full force and effect thereafter in accordance with their respective terms.

6

ARTICLE 9 – SEVERABILITY

9.1 In the event that any provision or part of this Agreement is found to be void or invalid by a court, the remaining provisions, or parts thereof, shall be and remain in full force and effect.

ARTICLE 10 – NOTICES

10.1 Any notice given or required to be given under this Agreement will be in writing and signed by or on behalf of the party giving it. Such notice may be served personally and in either case may be sent by priority post to the addresses of the parties noted on page one of this Agreement, or by fax, email or other electronic transmission. Any notice served personally will be deemed served immediately, and if mailed by priority post will be deemed served seventy two (72) hours after the time of posting, and if by electronic transmission, upon successful transmission.

ARTICLE 11 – GOVERNING LAW

11.1 This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia. Each of the parties hereby irrevocably attorns to the jurisdiction of the Courts of Vancouver, British Columbia, with respect to any disputes arising out of this Agreement.

ARTICLE 12 – CANADIAN FUNDS

12.1 Unless otherwise provided herein, dollar amounts referred to in this Agreement shall be in Canadian funds.

ARTICLE 13 – ENTIRE AGREEMENT

13.1 This agreement constitutes the entire agreement between the parties with respect to the employment of the Employee and any and all previous agreements, written or oral, express or implied between the parties or on their behalf relating to the employment of the Employee are hereby terminated and cancelled and each of the parties releases and forever discharges the other of an from all actions, causes of action, claims and demands whatsoever under or in respect of any such agreement. Any modification to this Agreement, except as provided for herein, must be in writing and signed by the parties or is shall be void and of no effect.

ARTICLE 14 – WAIVER

14.1 Failure by the Employer or the Employee to rely on any provision in this Agreement in any given instance or instances shall not constitute a precedent or be deemed a waiver.

ARTICLE 15 – HEADINGS

15.1 The headings utilized in the Agreement are for convenience only and are not to be construed in any way as additions or limitations of the covenants and agreements contained herein.

ARTICLE 16 - ENUREMENT

16.1 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.

7

ARTICLE 17 – SET OFF

17.1 Upon termination of this Agreement for any reason, the Employee authorizes the Company to deduct from any payments due to the Employee, any amounts the Employee may owe to the Company including without limitation, advances, loans, purchases made by the Company on behalf of the Employee, expense over-payments or amounts paid to the Employee on the condition that all or part of such amounts have to be repaid to the Company in the event of early termination. This provision will be applied so as not to conflict with any applicable legislation including the Employment Standards Act.

ARTICLE 18 – ASSIGNABILITY

18.1 This Agreement is personal to the Employee and may not be assigned by him.

18.2 Upon notice to the Employee this Agreement may be assigned to an affiliate of the Employer.

18.3 For the purposes of this Article 18, "affiliate" has the meaning given thereto in the Business Corporations Act (British Columbia).

18.4 Except as aforesaid, this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, including, in the case of the Employee, her heirs, executors and administrators.

ARTICLE 19 – INDEPENDENT LEGAL ADVICE

19.1 The Employee acknowledges that (a) he has read and understood this Agreement; and (b) has been given the opportunity to obtain independent legal advice in connection with this Agreement.

ARTICLE 20 – SCHEDULES

20.1 Schedule A and Schedule B 0form part of this Agreement.

Where there is a conflict between the terms and provisions set out in the body of this Agreement and in the Schedules the terms and provisions set out in the Schedules shall govern.

8

IN WITNESS WHEREOF the parties hereunto have executed this agreement as of the 1st day of February, 2016.

PIVOT PHARMACEUTICALS INC.

Per:	/s/ Pravin Chaturvedi
Pravin Chaturvedi
Authorized Signatory

SIGNED, SEALED and DELIVERED
by Moira Ong in the presence of:	) ) )
/s/ Jim Jessup	)
Signature	)
	)	/s/ Moira Ong
Jim Jessup	)	MOIRA ONG
Print Name	)
)
)
Address	)
)
IT professional	)
Occupation	)
)
)
)
)

9

SCHEDULE A

JOB DESCRIPTION

Position: Chief Financial Officer

The scope of the Employee's employment shall include, but not be limited to the following:

•	Compliance with financial and tax regulations;

•	Accuracy of and timely financial reporting;

•	Financial, tax and treasury planning and analysis;

•	Process implementation, improvements and innovation;

•	Enterprise cost reductions;

•	Pricing execution; and

•	Procurement.

10

SCHEDULE B

EMPLOYEE'S REMUNERATION

(a)

The Employee shall be entitled to receive for each year of employment a salary equal to such amount as is agreed to by the Compensation Committee (and in the event there is no standing Compensation Committee, then as agreed to by the Board of Directors) of the Employer and the Employee, from time to time. It is agreed that the Employee will be paid at the rate of two hundred thousand ($200,000) Dollars per annum (the "Base Salary"), which shall accrue until such time as successful financing is obtained

(b)

The Employee shall be entitled to such options to acquire additional shares in the Employer as the Compensation Committee (and in the event there is no standing Compensation Committee, then as agreed to by the Board of Directors) of the Employer shall determine from time to time.

(c)

The Employee will be entitled to receive health and dental benefits according to the Employer's benefit plan. In addition, the Employer will provide the Employee with adequate long term disability and life insurance coverage. Employee benefits are provided in accordance with formal plan documents or policies and any issues with respect to entitlement or payment of benefits will be governed by the terms of such documents or policies. The Employer reserves the unilateral right to revise the terms of the benefits or to eliminate any benefits altogether. The Employee agrees that any changes to the benefits will not affect or change any other part of this Agreement.

11